EXHIBIT 99

                                George R. Quist
                                ---------------


1/       Received pursuant to a 5% stock dividend paid on January 22, 2005.

2/ Includes 426,375 shares of Class A Common Stock and 3,358,687 shares of Class C Common Stock owned by the George R. and Shirley C. Quist Family Partnership, Ltd., 61,325 shares of Class A Common Stock and 470,581 shares of Class C Common Stock owned indirectly by the reporting person, including (A) 19,239 shares of Class A Common Stock and 211,358 shares of Class C Common Stock held by Associated Investors and allocated to the reporting person's partner's account (including 916 shares of Class A Common Stock and 10,065 shares of Class C Common Stock that were allocated to the reporting person's partner's account on January 22, 2005 pursuant to a 5% stock dividend declared on December 10, 2004), of which the reporting person disclaims voting and investment powers with respect to such shares; (B) 6,177 shares of Class A Common Stock acquired pursuant to the Security National Financial Corporation Tax-Favored Retirement Savings Plan (401(k) Plan) and allocated to the reporting person's account (including 34 shares of Class A Common Stock the reporting person acquired and 1,050 shares of Class A Common Stock the reporting person disposed of under the 401(k) Plan between April 1, 2004 and December 31, 2004, and 294 shares of Class A Common Stock that were allocated to the reporting person's account on January 22, 2005 pursuant to a 5% stock dividend declared on December 10, 2004), of which the reporting person disclaims voting powers and investment with respect to such shares; (C) 8,476 shares of Class A Common Stock and 259,223 shares of Class C Common Stock acquired under the Security National Financial Corporation Employee Stock Ownerships Plan (ESOP), in reliance on old Rule 16a-8(g)(3) (including 5,808 shares of Class A Common Stock the reporting person disposed of under the ESOP Plan between April 1, 2004 and December 31, 2004, and 404 shares of Class A Common Stock and 121,344 shares of Class C Common Stock that were allocated to the reporting person's account on January 22, 2005 pursuant to a 5% stock dividend declared on December 10, 2004), of which the reporting person disclaims voting and investment powers with respect to such shares; and (D) 27,433 shares of Class A Common Stock acquired under the Security National Financial Corporation Deferred Compensation Plan (including 6,080 shares of Class A Common Stock the reporting person acquired under the Deferred Compensation Plan between April 1, 2004 and December 31, 2004, and 1,306 shares of Class A Common Stock that were allocated to the reporting person's account on January 22, 2005 pursuant to a 5% stock dividend on December 10, 2004), of which the reporting person disclaims voting and investment powers with respect to such shares. The reporting person disclaims beneficial ownership of the reported securities except to the extent of his pecuniary interest therein.

3/ Grant to reporting person of options to purchase 40,000 shares of Class A Common Stock under the Security National Financial Corporation 1993 Stock Option Plan. The options became exercisable on November 29, 2003.

4/ Grant to reporting person of options to purchase 50,000 shares of Class A Common Stock under the Security National Financial Corporation 2003 Stock Option Plan. The options became exerciseable on July 16, 2004.

5/ Grant to reporting person of options to purchase 50,000 shares of Class A Common Stock under the Security National Financial Corporation 2003 Stock Option Plan. The options became exerciseable on December 10, 2004.